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                                                                   R E L E A S E

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THOMAS
INDUSTRIES INC.

        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky 40207-1642
        502/893-4600 . Fax: 502/895-6618




THOMAS INDUSTRIES INC. AND GARDNER DENVER, INC. ENTER INTO MERGER AGREEMENT

         Louisville, Ky., March 9, 2005 - Thomas Industries Inc. (NYSE: TII) announced today that it has entered into an Agreement and Plan of Merger ("Merger Agreement") with Gardner Denver, Inc. (NYSE: GDI). Under the terms of the Merger Agreement, Gardner Denver will pay $40.00 per share in cash for all of the issued and outstanding shares of common stock of Thomas Industries. Gardner Denver has received a debt commitment from Bear, Stearns & Co. Inc. and JPMorgan Chase Bank, NA to fully finance the acquisition of Thomas. The Boards of Directors of both companies have unanimously approved the agreement. The transaction is conditioned on obtaining requisite approval from the shareholders of Thomas Industries, necessary regulatory approvals and other customary closing conditions. Upon closing of the transaction, Thomas will become a subsidiary of Gardner Denver and will no longer be a publicly traded company. The parties expect to close the transaction during 2005.

         "In the fall of 2004, the Board of Directors embarked on a review of strategic alternatives in order to enhance shareholder value. This transaction represents the culmination of those efforts," said Tim Brown, Chairman, President and Chief Executive Officer of Thomas Industries. He added, "Thomas Industries employees, operating units, customers and other affiliates will be well positioned for continued success and growth with Gardner Denver."

         The Company's financial advisor is Robert W. Baird & Co., and its legal advisor is McDermott Will & Emery LLP.

         Gardner Denver, with 2004 revenues of $740 million, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries and is headquartered in Quincy, Illinois.


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         Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by world-wide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents.

IMPORTANT INFORMATION REGARDING THE TRANSACTION

         The proposed transaction will be submitted to Thomas' shareholders for their consideration, and Thomas will file with the SEC a proxy statement to be used by Thomas to solicit its shareholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Shareholders of Thomas are urged to read the proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. The definitive proxy statement will be sent to the shareholders of Thomas seeking their approval of the proposed transaction. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Thomas, at the SEC's Internet site (http://www.sec.gov).

         Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained when available, without charge, by directing a request to: Phillip J. Stuecker, Thomas Industries Inc., 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207 (502-893-4600).

         Thomas and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Thomas in connection with the sale. Information regarding those participants will be included in Part III of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on or prior to March 16, 2005. Copies of this filing are available at the SEC's website. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.


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         The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries to meet business sales goals, effectiveness of operating initiatives, currency exchange and interest rates, adverse outcome of pending or potential litigation, fluctuations in commodity prices, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

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